Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-162390, 333-120388, 333-136374, 333-140013 and 333-132341) and Form S-8 (No. 333-172426) of the Annual Report on Form 10-K, as amended, for the year ended June 30, 2011 (the “Annual Report”), of Cubic Energy, Inc., which Annual Report makes reference to our firm and our report dated September 13, 2011 filed therewith evaluating Cubic Energy, Inc.’s oil and gas reserves effective July 1, 2011.

Cambrian Consultants America, Inc.

Dallas, Texas

September 27, 2011	By:	/s/ Patrick H. Lowry
Patrick H. Lowry
Director — Dallas Consulting